Exhibit 99.1
Royal Bancshares Updates Investors On Sale Of Royal Asian Bank
NARBERTH, PA — (MARKET WIRE) — 12/21/09 — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced that it has terminated the agreement relating to the sale of Royal Asian Bank, which was previously announced to investors in September 2009. Despite raising a significant amount of capital, the Korean-American investor group pursuing the buyout was unable to raise sufficient capital to meet the terms of the agreement and ensure all regulatory approvals necessary to complete the transaction would be obtained.
The investor group was led by Edward Shin, Royal Asian Bank’s President and CEO, who will remain with the bank and continue to manage its day-to-day operations.
In commenting on today’s announcement, Mr. Shin stated, “I appreciate the support of the entire Royal Bancshares management team. As we worked to execute this transaction, they clearly demonstrated to me that the best interests of Royal’s shareholders and customers were paramount in the decision making process.”
Robert Tabas, Chairman and CEO of Royal Bancshares of Pennsylvania, Inc., added, “While we believe that Royal Asian Bank has matured to the point where it can stand on its own in service to the Asian-American community, the capital-raising environment today remains challenging. Our Royal Asian Bank division is a valuable franchise, with assets of $110 million; a strong capital base; operations in Pennsylvania, New York and New Jersey; and strong brand recognition with customers. We continue to believe that the Royal Asian franchise can generate shareholder value and we will work with its management team to continue to grow the bank and meet the needs of our customers.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.
Media Contact:
Joseph Crivelli
Senior Vice President
Gregory FCA Communications
Office: 610-228-2100
Cell: 610-299-6700
Company Contact:
Marc Sanders
Director of Marketing
Royal Bank America
Office: 610-668-4700
Cell: 484-802-1944